SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 19, 2004

NOBEL LEARNING COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10031	22-2465204
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1615 West Chester Pike West Chester, PA	19382
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 947-2000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

(b) On August 27, 2004, BDO Seidman, LLP, the Company’s independent public registered accounting firm, informed the Company that the accounting treatment related to the unamortized portion of the original interest discount on the warrant related to the refinanced senior subordinated debt (as described below) was inaccurately reflected in the Company’s March 31, 2004 Form 10-Q filed on May 14, 2004 and that, therefore, disclosure should be made to prevent future reliance on the Company’s financial statements for the quarter and the nine months ended March 31, 2004. BDO Seidman further informed the Company that it should restate those financial statements to reflect properly the expensing of the unamortized portion of the original interest discount on the warrant related to the senior subordinated debt at the time of the refinancing of the subordinated debt.

On August 27, 2004, senior management of the Company determined that it agreed with BDO Seidman and the accounting treatment related to the unamortized portion of the original interest discount on the warrant related to the refinanced senior subordinated debt was inaccurately reflected in the Company’s March 31, 2004 Form 10-Q filed on May 14, 2004. Based on this decision, the Company determined that it must file an amendment to its Form 10-Q for the quarter ended March 31, 2004 to reflect a charge for a non-cash expense item in the amount of $161,000 to expense the unamortized amount of original issue discount related to the refinancing of its subordinated debt in February 2004. This non-cash expense item does not affect reported revenue or cash flow, but decreases net income for the quarter by $100,000 or 10.3%. The original issue discount was created when the Company initially issued its subordinated debt in 1998 and the Company issued a warrant to the debt holder. At the time of issuance, the original issue discount was scheduled to be amortized over the life of the subordinated debt.

In February 2004, the Company refinanced its subordinated debt and believed that the amortization period for the unamortized portion of the original issue discount would not change because the warrant remained outstanding. The Company’s independent public registered accounting firm reviewed the interim financial statement included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2004. In connection with the independent registered public accounting firm’s audit of the Company’s financial statements for the year ended July 3, 2004 , they communicated to the Company that this treatment, which they had previously reviewed, was not correct, and instead the remaining unamortized original issue discount amount should have been expensed at the time of refinancing the subordinated debt.

The Company will restate its balance sheet and income statement for the three months and nine months ended March 31, 2004, to reflect the appropriate accounting. This restatement will reflect an increase in total debt outstanding from $25,933,000 to $26,094,000, and an increase in interest expense of $161,000 net of income tax benefit of $61,000 for a reduction in net income for the period of $100,000.

The Company’s management and audit committee have discussed this matter with the Company’s independent public registered accounting firm. The Company expects to file an amended Form 10-Q/A for the quarter ended March 31, 2004 immediately after filing this Form 8-K.

(c) The Company has requested its independent registered public accounting firm to furnish the Company with a letter addressed to the Commission stating whether the independent accountant agrees with the statements made in response to this Item 4.02.

Item 8.01. Other Events.

On September 1, 2004, the Company issued a press release announcing filing of Form 10-Q/A. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Exhibits.

Exhibit 99.1	Press Release issued on September 1, 2004 announcing the filing of Form 10-Q/A.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBEL LEARNING COMMUNITIES, INC.

Date: September 1, 2004	By:	/s/ George H. Bernstein
George H. Bernstein
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
Exhibit 99.1	Press Release issued on September 1, 2004 announcing the filing of Form 10-Q/A